Exhibit 4.1

Statement of Resolution Amending

Series A 10% Convertible Preferred Stock

of

Chase Packaging Corporation

Pursuant to the provisions of Section 21.364(g) of the Texas Business Organizations Code, and the Certificate of Formation, as amended, of Chase Packaging Corporation (the “Corporation”), the Corporation submits the following with respect to its Statement of Resolution Establishing its Series A 10% Convertible Preferred Stock (“Statement of Resolution”) for the purpose of amending the Statement of Resolution.

1.                                       The name of the Corporation is “Chase Packaging Corporation” — Filing Number 140688100; and

2.                                       A resolution adopting an amendment to the Statement of Resolution is attached as Exhibit “A” hereto and incorporated herein by reference. Such resolution was duly adopted by all necessary action on the part of the Corporation by unanimous written consent of the Board of Directors of the Corporation dated as of April 27, 2012.

DATED:  August 31, 2012

Chase Packaging Corporation

By:	/s/ Ann C. W. Green
Ann C. W. Green
Chief Financial Officer and Assistant Secretary

EXHIBIT “A”

SERIES A 10% CONVERTIBLE PREFERRED STOCK

OF

CHASE PACKAGING CORPORATION

RESOLVED, that pursuant to the provisions of Section 21.364(g) of the Texas Business Organizations Code and the Certificate of Formation, as amended, of Chase Packaging Corporation (the “Corporation”), the Corporation has adopted the following resolution by all necessary action on the part of the Corporation, by unanimous written consent of the Board of Directors dated as of April 27, 2012, for the purpose of amending its Statement of Resolution Establishing its Series A 10% Convertible Preferred Stock as provided therein:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article 4.2 of the Corporation’s Certificate of Formation, as amended, the Corporation hereby approves an amendment with respect to its Statement of Resolution Establishing its Series A 10% Convertible Preferred Stock (“Statement of Resolution”), which Statement of Resolution was originally filed with the Secretary of State of Texas on August 28, 2007, and was amended by Statements of Resolution filed with the Secretary of State of Texas on November 9, 2007 and May 19, 2008, by adopting an amendment to said Statement of Resolution to delete in its entirety the liquidation rights option contained in Section 5.(b) of the Statement of Resolution.  Except as amended herein, and as previously amended on November 9, 2007 and May 19, 2008, the Statement of Resolution as filed with the Secretary of State on August 28, 2007, shall remain in full force and effect.

[END]